News Release

Exhibit 99.1

Acuity Brands Reports Fiscal 2011 Fourth Quarter and Full Year Results
Fourth Quarter Net Sales Rise 12 Percent and Diluted EPS Increases 27 Percent
ATLANTA, October 5, 2011 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced fiscal 2011 fourth quarter net sales of $496.2 million, an increase of $52.1 million, or 12 percent, compared with the year-ago period. Fiscal 2011 fourth quarter net income was $34.2 million compared with $27.2 million for the prior-year period, an increase of 26 percent. Diluted earnings per share (EPS) for the fourth quarter of fiscal 2011 were $0.79 compared with $0.62 for the prior year, an increase of 27 percent.
The year-over-year growth in fiscal fourth quarter net sales was due to an approximate 5 percent increase in unit volume, 4 percent from acquisitions, 2 percent from pricing that was partially offset by a less favorable mix of products sold, and 1 percent from favorable foreign currency translation on international sales. The increase in unit volume was fairly broad-based across most product categories and key sales channels in North America, partially offset by a decline in Europe which reduced overall growth in the fourth quarter by almost one full percentage point.
For the fourth quarter of fiscal 2011, operating profit was $55.8 million, or 11.2 percent of net sales, compared with $48.0 million, or 10.8 percent of net sales, for the prior year period. Prior year's fourth quarter results included a $3.3 million pre-tax special charge, or $0.05 per diluted share. The special charge related to streamlining activities and non-cash asset impairments. Excluding the special charge in the prior-year period, adjusted operating profit for the fourth quarter of fiscal 2010 was $51.3 million, or 11.5 percent of net sales.
Cash and cash equivalents at August 31, 2011 totaled $170 million. For the full year of fiscal 2011, the Company generated $161 million in net cash from operating activities. In fiscal 2011, the Company invested $90 million in acquisitions and $23 million in capital expenditures, while paying $23 million of dividends to stockholders and repurchasing $61 million of company stock. During the fourth quarter of fiscal 2011, the Company repurchased over 1.2 million shares, or 3 percent, of its outstanding common stock. The Company's debt to total capitalization ratio (calculated by dividing total debt by the sum of total debt and total stockholders' equity) was 32 percent at August 31, 2011. The ratio of debt, net of cash, to total capitalization, net of cash, was 19 percent at August 31, 2011.
Vernon J. Nagel, Chairman, President and Chief Executive Officer of Acuity Brands, commented, “We are pleased with our fiscal 2011 fourth quarter results. We continue to execute well in a challenging environment. In addition to our top-line growth, our profitability and cash flow were similarly strong even while we continued to invest heavily in a number of areas, including new products and lighting solutions, as well as key strategic acquisitions. We continue to focus on extending our leadership position in North America while diversifying our product portfolio and expanding our channels to market, making us much less reliant on new construction.

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Furthermore, as we continue to diversify and expand our addressable market, we see significant growth potential over the next five years and beyond.”
Fiscal 2011 fourth quarter gross profit margin declined 110 basis points to 40.4 percent compared with 41.5 percent for the prior-year period. The year-over-year decrease was due primarily to the impact of higher input costs and unfavorable changes in the mix of products sold. The Company was able to recover all but approximately $2 million of these higher input costs through price increases, however, the gross profit margin percentage was negatively impacted. The Company implemented an additional price increase in September 2011 on those products most affected by higher input costs. In the fourth quarter of fiscal 2011, sales of the Company's LED products quadrupled compared with the prior-year period, and the Company launched a new line of retrofit lighting fixtures through the home center channel that entailed upfront stocking and display costs. While the LED products contributed profit dollars similar to or above the traditional portfolio mix, the gross profit percentage from the products was lower due to both their higher sales price and component costs. The profit margin on most LED products is currently dilutive to the Company's overall profit margin and is expected to remain so in the near future. The Company anticipates that LED fixtures will become accretive to its overall profit margins as the expected decline of LED component costs outpaces the expected decrease in the selling prices of LED fixtures. This is due largely to higher value-added benefits and functionality of these fixtures, including improved energy efficiency and quality lighting from embedded controls.
Selling, distribution and administrative (“SD&A”) expenses for the fourth quarter of fiscal 2011 increased to $144.6 million compared with $133.1 million in the prior-year period due primarily to commission and freight costs associated with the higher sales volume, additional SD&A expenses attributable to acquired businesses, as well as an increased level of spending on future growth initiatives such as new products, expanded market presence, and technology and innovation. However, fiscal 2011 fourth quarter SD&A expenses as a percentage of net sales decreased 90 basis points year-over-year to 29.1 percent.
Fiscal 2011 Results
Fiscal 2011 net sales were $1,795.7 million compared with $1,626.9 million for the prior-year period, an increase of over 10 percent. Operating profit for fiscal 2011 was $188.7 million, or 10.5 percent of net sales, compared with the prior-year period operating profit of $157.7 million, or 9.7 percent of net sales. Income from continuing operations for fiscal 2011 was $105.5 million compared with $79.0 million for fiscal 2010. Diluted EPS from continuing operations for fiscal 2011 and 2010 were $2.42 and $1.79, respectively. Excluding prior year's special charges, adjusted operating profit for fiscal 2010 was $166.1 million, or 10.2 percent of net sales. Excluding prior year's impact of special charges and loss associated with the early retirement of debt, fiscal 2010 adjusted income from continuing operations was $91.3 million and adjusted diluted EPS from continuing operations were $2.08.
Outlook
Mr. Nagel commented, “We remain very positive about the future prospects for our company and our ability

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to outperform the markets we serve, particularly as we become more diversified and less reliant on new building construction for growth. We have experienced growth for six consecutive quarters in spite of weak new construction, supporting our diversification strategy. We continue to position the Company to deliver short-term performance while investing in and deploying resources to further our longer-term profitable growth opportunities.
“We expect the North American lighting market, which includes renovation and relight, to grow modestly in our fiscal 2012, although we do see the potential for continuing volatility in customer demand. We believe our strategies to drive profitable growth are progressing well, particularly as we expand our LED and lighting solutions portfolio. While we expect to experience continued volatility in material and component costs, we also continue to be as vigilant as possible in our pricing strategies to protect our margins. We intend to invest approximately $40 million in capital expenditures during fiscal 2012, and we estimate our annual tax rate to be approximately 34 percent for the year.”
Mr. Nagel concluded, “Looking beyond the current environment, we believe the lighting and lighting-related industry will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront, and we believe we are well positioned to fully participate in this exciting industry.”
The Company's independent registered public accountants' audit opinion with respect to the fiscal year-end financial statements will not be issued until the Company completes its annual report on Form 10-K, including its evaluation of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary pending completion of the audit.
Non-GAAP Financial Measures
Acuity Brands' management included in the above news release the terms “adjusted operating profit”, “adjusted operating profit margin”, “adjusted income from continuing operations”, and “adjusted diluted EPS” which are non-GAAP financial measures provided to enhance the user's overall understanding of the Company's current financial performance and prospects for the future. Specifically, management believes that adjusted operating profit, adjusted operating profit margin, adjusted income from continuing operations, and adjusted diluted EPS provide useful information to investors by excluding or adjusting items related to (a) streamlining and manufacturing consolidation activities which affected the Company's reported operating results in fiscal 2010 and (b) the loss on the early retirement of debt which affected fiscal 2010 income and diluted EPS. Management believes these special items impacted the comparability of the Company's results and that these items are not reflective of fixed costs that the Company will incur over the long term. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measure for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin”, respectively, which include the impact of streamlining and manufacturing consolidation activities. The most directly comparable GAAP measures for adjusted income from continuing operations and adjusted diluted

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EPS are “income from continuing operations” and “diluted EPS,” respectively; both GAAP measures include the impact of special charges and the loss on early retirement of debt. The non-GAAP financial measures included in this news release have been reconciled to the nearest GAAP measure.
Conference Call
As previously announced, the Company will host a conference call to discuss fourth quarter results today, October 5, 2011, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. is a North American market leader and one of the world's leading providers of luminaires, lighting control systems and related products and services with fiscal year 2011 net sales of $1.8 billion. The Company's lighting and system control product lines include Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, RELOC®, Antique Street Lamps™, Tersen®, Winona® Lighting, Synergy® Lighting Controls, Sensor Switch®, Lighting Control & Design™, Dark to Light®, ROAM®, Sunoptics®, acculamp™ and Healthcare Lighting®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,000 associates and has operations throughout North America, Europe and Asia. All trademarks referenced are the property of their respective owners.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “may,” “should”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: (a) expectation of significant growth potential over the next five years and beyond, solid growth over the next decade for the lighting and lighting-related industry, and the Company's position to fully participate and ability to outperform the markets it serves; (b) positioning of the Company to deliver short-term performance while investing in and deploying resources to further longer-term profitable growth opportunities; (c) progression of strategies to drive profitable growth; (d) modest growth in the North American lighting market in fiscal 2012 and the potential for continuing volatility in customer demand; (e) volatility in material and component costs and the Company's continuing pricing strategies efforts to protect margins; (f) intentions to invest approximately $40 million in capital expenditures in fiscal 2012; (g) fiscal 2012 estimated annual tax rate of 34 percent; and (h) the accretive contribution of LED fixtures to the Company's overall profit margins as the expected decline in LED component costs outpaces the decrease in selling prices of LED fixtures. Please see the other risk factors more fully described in the Company's SEC filings including the risks discussed in Part I, “Item 1a. Risk Factors” in the Company's Annual Report on Form 10-K for the year ended August 31, 2010. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable;

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however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per-share data)
	August 31,
	2011	2010
	(Preliminary)

ASSETS
Current Assets:
Cash and cash equivalents	$170.2	$191.0
Accounts receivable, less reserve for doubtful accounts of $1.8 at August 31, 2011 and $2.0 at August 31, 2010	262.6	255.1
Inventories	165.9	149.0
Deferred income taxes	16.0	17.3
Prepayments and other current assets	15.8	13.9

Total Current Assets	630.5	626.3

Property, Plant, and Equipment, net	143.2	138.4
Other Long-Term Assets	821.3	738.9

Total Assets	$1,595.0	$1,503.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$203.8	$195.0
Other accrued liabilities	127.6	126.3

Total Current Liabilities	331.4	321.3

Long-Term Debt	353.4	353.3
Other Long-Term Liabilities	153.2	134.6

Total Stockholders’ Equity	757.0	694.4

Total Liabilities and Stockholders’ Equity	$1,595.0	$1,503.6

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share data)

	Three Months Ended		Twelve Months Ended

	August 31, 2011 (Preliminary)	August 31, 2010 (Unaudited)	August 31, 2011 (Preliminary)	August 31, 2010
Net Sales	$496.2	$444.1	$1,795.7	$1,626.9
Cost of Products Sold	295.8	259.7	1,065.7	965.4

Gross Profit	200.4	184.4	730.0	661.5

Selling, Distribution, and Administrative Expenses	144.6	133.1	541.3	495.4
Special Charge	—	3.3	—	8.4

Operating Profit	55.8	48.0	188.7	157.7

Other Expense (Income):
Interest expense, net	7.4	7.4	29.9	29.4
Miscellaneous (income) expense, net	(1.7)	—	1.2	(1.0)
Loss on early debt extinguishment	—	—	—	10.5

Total Other Expense	5.7	7.4	31.1	38.9

Income from Continuing Operations before Provision for Income Taxes	50.1	40.6	157.6	118.8
Provision for Income Taxes	15.9	13.4	52.1	39.8

Income from Continuing Operations	34.2	27.2	105.5	79.0
Income from Discontinued Operations	—	—	—	0.6

Net Income	$34.2	$27.2	$105.5	$79.6

Earnings Per Share:

Basic Earnings per Share from Continuing Operations	$0.80	$0.63	$2.46	$1.83
Basic Earnings per Share from Discontinued Operations	—	—	—	0.01
Basic Earnings per Share	$0.80	$0.63	$2.46	$1.84

Basic Weighted Average Number of Shares Outstanding	42.0	42.4	42.2	42.5

Diluted Earnings per Share from Continuing Operations	$0.79	$0.62	$2.42	$1.79
Diluted Earnings per Share from Discontinued Operations	—	—	—	0.01
Diluted Earnings per Share	$0.79	$0.62	$2.42	$1.80

Diluted Weighted Average Number of Shares Outstanding	42.6	43.2	42.8	43.3

Dividends Declared per Share	$0.13	$0.13	$0.52	$0.52

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Twelve Months Ended

	August 31, 2011 (Preliminary)	August 31, 2010
Cash Provided by (Used for) Operating Activities:
Net income	$105.5	$79.6
Adjust: Gain from Discontinued Operations	—	(0.6)
Income from Continuing Operations	105.5	79.0

Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	40.1	36.5
Noncash compensation expense, net	8.4	9.0
Excess tax benefits from share-based payments	(5.3)	(2.8)
Loss on early debt extinguishment	—	10.5
Loss on the sale or disposal of property, plant, and equipment	0.1	0.5
Asset impairments	0.3	5.1
Deferred income taxes	10.3	7.4
Other non-cash items	0.1	—
Change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes:
Accounts receivable	2.9	(29.2)
Inventories	(5.3)	(8.6)
Prepayments and other current assets	0.7	1.8
Accounts payable	5.5	33.5
Other current liabilities	0.5	21.8
Other	(3.0)	(4.0)

Net Cash Provided by Operating Activities	160.8	160.5

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(23.3)	(21.9)
Proceeds from sale of property, plant, and equipment	1.5	0.2
Acquisitions of businesses and intangible assets	(90.4)	(22.6)

Net Cash Used for Investing Activities	(112.2)	(44.3)

Cash Provided by (Used for) Financing Activities:
Repayments of long-term debt	—	(237.9)
Issuance of long-term debt	—	346.5
Repurchases of common stock	(61.0)	(36.1)
Proceeds from stock option exercises and other	6.5	6.5
Excess tax benefits from share-based payments	5.3	2.8
Dividends paid	(22.6)	(22.6)

Net Cash (Used for) Provided by Financing Activities	(71.8)	59.2

Effect of Exchange Rate Changes on Cash	2.4	(3.1)

Net Change in Cash and Cash Equivalents	(20.8)	172.3
Cash and Cash Equivalents at Beginning of Period	191.0	18.7

Cash and Cash Equivalents at End of Period	$170.2	$191.0

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ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The table below reconciles certain U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures to the corresponding non-GAAP measures, which exclude special charges associated with actions to accelerate the streamlining of the organization, including the consolidation of certain manufacturing facilities and the loss on the early extinguishment of debt. These non-GAAP financial measures, including adjusted operating profit, adjusted operating profit margin, adjusted income from continuing operations, and adjusted diluted earnings per share, are provided to enhance the user's overall understanding of the Company's current financial performance. Specifically, the Company believes these non-U.S. GAAP measures provide greater comparability and enhanced visibility into results excluding the impact of the special charges and loss on the early extinguishment of debt. These non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP.

(In millions, except earnings per share data)	THREE MONTHS ENDED
	August 31,
	2011		2010
		% of Sales		% of Sales
Net Sales	$496.2		$444.1

Operating Profit (GAAP)	$55.8	11.2%	$48.0	10.8%
Add-Back: Special Charge	—	—	3.3	0.7%
Adjusted Operating Profit (Non-GAAP)	$55.8	11.2%	$51.3	11.5%

Income from Continuing Operations (GAAP)	$34.2		$27.2
Add-Back: Special Charge	—		2.1
Adjusted Income from Continuing Operations (Non-GAAP)	$34.2		$29.3

Diluted Earnings Per Share from Continuing Operations (GAAP)	$0.79		$0.62
Add-Back: Special Charge	—		0.05
Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$0.79		$0.67

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(In millions, except earnings per share data)	TWELVE MONTHS ENDED
	August 31,
	2011		2010
		% of Sales		% of Sales
Net Sales	$1,795.7		$1,626.9

Operating Profit (GAAP)	$188.7	10.5%	$157.7	9.7%
Add-Back: Special Charge	—	—	8.4	0.5%
Adjusted Operating Profit (Non-GAAP)	$188.7	10.5%	$166.1	10.2%

Income from Continuing Operations (GAAP)	$105.5		$79.0
Add-Back: Special Charge	—		5.5
Add-Back: Loss on Early Extinguishment of Debt	—		6.8
Adjusted Income from Continuing Operations (Non-GAAP)	$105.5		$91.3

Diluted Earnings Per Share from Continuing Operations (GAAP)	$2.42		$1.79
Add-Back: Special Charge	—		0.13
Add-Back: Loss on Early Extinguishment of Debt	—		0.16
Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$2.42		$2.08

Company Contact:
Dan Smith
404-853-1423